Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2007 accompanying the consolidated financial statements included in the Annual Report of Hiland Holdings GP, LP on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 (File No. 333-137547).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 13, 2007